Supplemental Terms.
The parties agree that the following new sections are added to and amend the Agreement. All terms used but not defined in these sections will have the same meaning provided in the Agreement.
The parties agree these Supplemental Terms only apply to the signing entity, except as otherwise stated in the Agreement.
Azure Credit
Customer will receive a one-time Azure Credit (“Credit”) to be applied to Customer’s Azure credit balance and used during the validity term.
Credit amount and validity term is detailed in the Proposal. Microsoft is under no obligation to extend or renew this Credit.

Case ID	Credit Amount	Credit Currency	Credit Start Date	Credit Duration in Months
[**]	[**]	CHF	On order acceptance	[**]

End-Customer Investment Funding (External)
This amendment with respect to End-Customer Investment Funding (External) (“ECIF Amendment”) is entered into between Microsoft and the Customer. It amends the Agreement. All terms used but not defined in this ECIF Amendment will have the same meanings provided in the Agreement.
The parties agree the following new section is added to the Agreement:
To assist Customer in the productive use of Microsoft Products, including Online Services, Microsoft will provide Customer with the following consulting and product support services in an amount not to exceed the value indicated at no charge to Customer (collectively, the “No-Charge Services”):

End Customer Fund Project Id #	Products applicable for No Charge services	Description of No-Charge Services	Value	Start Date (YYYY-MM- DD)	Expiration Date (YYYY-MM- DD)
[***]	Azure	Deployment Planning Services	[**] CHF	2022-11-01	[**]
The No-Charge Services will be provided by a Microsoft supplier partner of Customer’s choice (the “Supplier”), provided that Customer shall be responsible for any costs for services provided by the Supplier that exceed the amount of the No-Charge Services. The amount(s) for No-Charge Services will be available starting on the applicable start date(s) indicated in the table above. The entire amount(s) for No-Charge Services must be used by the date(s) indicated in the table above; any amount for a particular No-Charge Service that is not used by the date indicated will expire and no longer be available to Customer after that date.
Certain confidential information contained in this document, marked by [**], has been omitted because SOPHiA GENETICS SA has determined that the information (i) is not material and (ii) is the type that SOPHiA customarily and actually treats as private or confidential.

Microsoft and the Supplier. A copy of the SOW will be provided to the customer. Once the work is completed, in accordance with the terms of the ECIF SOW (including, but not limited to, proof or execution requirements), Microsoft will pay the Supplier up to the amount of the No-Charge Services.
To the extent the cost of the service(s) the Supplier provides to Customer exceeds the amount of the No-Charge Services (the “Service Overage Amount”), Customer shall pay the Supplier for such service(s) directly and shall indemnify Microsoft from any costs incurred due to a claim by Supplier against Microsoft related to any Service Overage Amount.
Microsoft waives any and all entitlement to compensation from Customer for the No-Charge Services amount and the service(s) procured with such funds. Microsoft intends that the grant of No-Charge Services amount and the service(s) procured up to such amount be in compliance with applicable laws and regulations with respect to gratuitous services. It is specifically understood that all Services and Services Deliverables resulting from the No-Charge Services are for the sole benefit and use of Customer and are not provided for the personal use or benefit of any individual employee of Customer.
To be valid, Customer must communicate its acceptance of this ECIF Amendment to Microsoft no later than 2022-10-31(YYYY-MM-DD).
Except for changes made by this ECIF Amendment, the Agreement remains unchanged and in full force and effect. If there is any conflict between any provision in this ECIF Amendment and any provision in the Agreement, this ECIF Amendment shall control.

Azure Commitment Discount
The parties agree that the following new sections are added to the Agreement:
1.Definitions
a.“Azure Commitment Discount” means the discount percentage that Microsoft will apply to Consumption Rates for Microsoft Azure Services. The percentage will be applied to US Dollar published prices on portal.azure.com in the current month’s pricelist in the month it is used.
b.“Azure Commitment Discount Coverage Period” means the period for which the Azure Commitment Discount will be applied to Consumption Rates for Microsoft Azure Services as set forth in the Proposal.
c.“Proposal” means the quote issued via email to Customer by the Microsoft sales team with Proposal ID # [**] containing the Azure Commitment Discount and the Azure Commitment Discount Coverage Period.
2.Azure Commitment Discount
Microsoft will provide the Azure Commitment Discount indicated in the Proposal during the Azure Commitment Discount Coverage Period as indicated in the Proposal.
Microsoft is under no obligation to repeat the offer herein.

Certain confidential information contained in this document, marked by [**], has been omitted because SOPHiA GENETICS SA has determined that the information (i) is not material and (ii) is the type that SOPHiA customarily and actually treats as private or confidential.

Publicity

Activities. Provided Microsoft is meeting its obligations under the Agreement to Customer’s satisfaction, Customer agrees to participate in the following activities related to its use of Microsoft products, technologies or services. Each party reserves the right to publicly disclose the existence of the Agreement and may make press releases or public announcements regarding this Agreement or any matter covered by this Agreement in line with the guidelines specified herein.
a.Microsoft Press and Social Media: Press releases, blog posts, and/or social media posts issued by Microsoft to press, media, and the general public via public relations and social media channels in order to make a newsworthy announcement relating to why Customer has chosen Microsoft’s technology, and the business benefits Customer has realized or anticipates.
b.Customer’s Press and Social Media: Press releases, blog posts, and/or social media posts issued by Customer to press, media and the general public via Customer’s PR and social media channels in order to make a newsworthy announcement relating to Customer’s commitment to Microsoft’s technology solutions and the realized or anticipated business benefits.
c.Media and Analyst Interviews: Customer agrees to make executive level spokesperson (at VP level or above) available for media or influencer interviews with business reporters or analysts either in person or via phone (as mutually agreed by both parties) to drive media coverage related to Customer’s choice of Microsoft’s technology, and the realized or anticipated business benefits.
d.Case Study and Story: A document/story written, video and/or video sharing Customer’s vision and the choice and use of Microsoft’s technology as an enabler, and the realized or anticipated business benefits. Subject to reasonable notice, Customer agrees to make executive level employees and/or officers (at VP level or above) available to provide interviews and/or quotes for use in such story and/or video. Microsoft may use these items in public-facing content such as a press release, quote sheet, Microsoft blog, advertising, or marketing collateral.
e.Industry and Microsoft Events: Microsoft may invite Customer to speak at and/or demonstrate technology solutions on-stage at industry and/or Microsoft events (e.g., Microsoft CEO Summit, Microsoft BUILD, Microsoft Ignite, Microsoft Envision, Microsoft Inspire) during keynotes or other event-related activities to describe the choice of Microsoft’s technology solutions and the realized business benefits, including by making executive level employees and/or officers (at VP level or above) available to participate in such speeches and/or demonstrations.
f.Customer reference: Enrolled Affiliate agrees to speak with potential Microsoft customers about Customer’s experience using Microsoft products, technologies or services.
3.Terms. The following terms apply to all materials created under this Amendment (“Materials”).
a.How. Microsoft may name Customer as a Microsoft customer. Microsoft may interview, tape, videotape, and record selected Customer’s employees and/or contractors to gather information for creating Materials, subject to Customer’s prior review and written approval of any such interview, tape, videotape, and recording. Customer agrees to work with Microsoft to obtain sufficient permissions from any of its employees and/or contractors whose quotes, names, or pictures appear in the documentation, in order to grant the rights described in this Amendment.
b.Trademarks. Microsoft may display Customer’s name, company trademark, company logo, and other identifying information in Materials, in accordance with Customer’s trademark usage
Certain confidential information contained in this document, marked by [**], has been omitted because SOPHiA GENETICS SA has determined that the information (i) is not material and (ii) is the type that SOPHiA customarily and actually treats as private or confidential.

guidelines or as approved by Customer during review of the Materials. Each party retains ownership of its respective trademarks, logos and other identifying information, with the goodwill from any use inuring to the owner’s benefit. Any potential use of Microsoft’s name, company trademark, company logo, and other identifying information in Materials by the Customer must be reviewed and approved by the local Microsoft PR representative prior to Customer use.
Customer agrees to provide Microsoft with approval or comments in writing in a timely manner. Customer will not withhold or delay approval unreasonably.
In contributing to any of the activities above, Customer agrees to only make statements about their chosen Microsoft technology that reflect Customer’s honest beliefs, opinions, or experiences, and that Customer has a reasonable basis to believe are accurate. In addition, the Microsoft customer reference team will work with Customer to ensure that we disclose the nature of its affiliation with Microsoft and whether Customer has received any compensation for providing the customer reference Material.
c.Ownership. Except for any of Customer’s trademarks, service marks, logos, and other identifying information contained in Materials, Microsoft will own the Materials, and grants Customer a royalty-free, worldwide license to use and distribute the Materials for its own advertising and marketing efforts, provided that Customer notifies Microsoft prior to each new use or distribution of the Materials.
d.Distribution. In addition to specific uses noted in Section 1, both parties will have the right to publish, use, reference, and display the final, approved Materials, in whole or through unedited excerpts, in all forms of media now or hereafter known. This may include Microsoft’s websites, events, and social media channels. The foregoing rights may be sublicensed to third parties, for example: allowing channel partners to include case studies on their websites. Both parties agree that the content of the Materials will not be altered without prior written consent from the other party. Both parties also agree to stop distributing, publicly referencing, and displaying the Materials at any time upon written request from the other party, or any involved individual.
This amendment is effective either (i) on the start date set forth below; or (ii) if no start date is specified below, on the order acceptance date, and expires on the earlier of (i) the termination date of the Agreement; or (ii) the end date set forth below.
Start Date (YYYY-MM-DD): 2022-11-01
End Date (YYYY-MM-DD): [**]
Microsoft Azure Consumption Commitment
The parties agree to the following MACC Amendment:
1.Definitions
a.“MACC Amendment” means the below terms of this Microsoft Azure Consumption Commitment between Microsoft Corp. (“Microsoft”) and Customer.
b.“Microsoft Sales Affiliate” means Microsoft Schweiz GmbH.
c.“Coverage Period” means the period during which the terms of this MACC Amendment are in effect, unless terminated earlier pursuant to Section 6.
d.“Commitment” means the total amount Customer agrees to purchase from Microsoft, under Customer’s Eligible Organization, for the consumption of Eligible Services and Offerings (as
Certain confidential information contained in this document, marked by [**], has been omitted because SOPHiA GENETICS SA has determined that the information (i) is not material and (ii) is the type that SOPHiA customarily and actually treats as private or confidential.

defined in Section 3) during the Coverage Period. The Commitment is inclusive of all fees associated with Eligible Services and Offerings, as well as any Azure Prepayment.
e.“Azure Prepayment” refers to the purchase of Microsoft Azure Prepayment made during the Coverage Period for its use of eligible Microsoft Azure Services.
f.“Eligible Organization” means the Customer and Affiliates (if any) included within the lead billing account.
g. “Concession” refers to any incentive or offer made by Microsoft that results in a reduction in fees paid by Customer for any Eligible Services and Offerings.
Table A

Microsoft Azure Consumption Commitment
Coverage Period	Start Date (YYYY-MM-DD):2022- 11-01	Length of period (Months):60	End Date (YYYY-MM- DD):2027-10-31
Commitment	[**]	Currency	CHF
2.Commitment and Payment
Customer agrees to pay Microsoft for the consumption and/or purchase of Eligible Services and Offerings in an amount equal to or greater than the Commitment amount during the Coverage Period, as described in Table A.
All fees associated with Eligible Services and Offerings used by the Eligible Organization will apply against the Commitment at their net value before taxes but after Concessions have been applied, if applicable.
3.Eligible Services and Offerings
“Eligible Services and Offerings” under the Commitment include the following:
•Microsoft Azure Services as defined in the Microsoft Product Terms
•Microsoft Reservations
•Third party Azure software plans available via the Azure Reservations program
•Azure Marketplace and AppSource listing transacted through the Commercial Marketplace and identified via instructions provided through this website (or successor website): https://aka.ms/MACCAzureMarketplace
The following are excluded from Eligible Services and Offerings under the Commitment:
•Azure Support Plans
•Azure User Plans
•Azure Infrastructure Plans
•Any Microsoft Commercial Marketplace listings not identified via instructions provided through this website (or successor website): https://aka.ms/MACCAzureMarketplace
Note that Azure Prepayments made at any time within the Coverage Period will be applied against the Commitment. For Azure Prepayment amounts (if any), please reference the original quote.
Certain confidential information contained in this document, marked by [**], has been omitted because SOPHiA GENETICS SA has determined that the information (i) is not material and (ii) is the type that SOPHiA customarily and actually treats as private or confidential.

Any consumption or purchase of Eligible Services and Offerings covered by credits will not be applied against the Commitment.
Details on eligible consumption against the Commitment are located here: https://aka.ms/trackMACC.
4.End of Term
Upon the expiration of the Coverage Period specified in Table A, if the full value of the Commitment has not been reached, Customer agrees to pay the difference, equal to (a) the Commitment minus (b) the total amount invoiced for Eligible Services and Offerings during the Coverage Period.
Certain confidential information contained in this document, marked by [**], has been omitted because SOPHiA GENETICS SA has determined that the information (i) is not material and (ii) is the type that SOPHiA customarily and actually treats as private or confidential.

5.Grace Period
At the end of Coverage Period, should Customer incur an invoice associated with not fulfilling
Customer’s full Commitment value, as described in Section 4 (End of Term), Microsoft agrees to the following:
•[**].
6.Termination
This MACC Amendment shall terminate at the conclusion of the Coverage Period. Neither party will terminate this MACC Amendment for convenience during the Coverage Period.
Microsoft may terminate this MACC Amendment for cause upon [**] days’ written notice to Customer if Customer is found to be in material breach of any terms of use with Microsoft (or Microsoft Sales Affiliate) and previously agreed to by Customer, provided that such breach is not cured by Customer within the [**]-day notice period.
Certain confidential information contained in this document, marked by [**], has been omitted because SOPHiA GENETICS SA has determined that the information (i) is not material and (ii) is the type that SOPHiA customarily and actually treats as private or confidential.

Signature Form
Customer or Purchasing Affiliate hereby accepts the terms and conditions of the Microsoft Customer Agreement including but not limited to the General Terms, any supplemental terms and amendments, and all documents incorporated by reference (collectively, the “Agreement”) and agrees to be bound by the Agreement as presented by Microsoft.
Customer or Purchasing Affiliate consents to its acceptance of the Agreement by electronic means and understands that it may be required to accept the terms of an electronic signature service provider suggested by Microsoft.
The individual signing below represents that he or she is authorized to accept the Agreement on behalf of Customer or Purchasing Affiliate. The Agreement will take effect upon this acceptance by Customer or Purchasing Affiliate.
Customer

Legal Entity Name	Sophia Genetics
Address 1	Rue du Centre 172
Address 2
City	St-Sulpice
State	VD
Country	Switzerland
Postal Code	1025
Customer Signatory
Signer First Name	[**]
Signer Last Name	[**]
Phone Number
Signer Email	[**]
Signature
Signature Date (YYYY-MM-DD)	Oct 28, 2022

Certain confidential information contained in this document, marked by [**], has been omitted because SOPHiA GENETICS SA has determined that the information (i) is not material and (ii) is the type that SOPHiA customarily and actually treats as private or confidential.

Microsoft Affiliate

Company Name	Microsoft Ireland Operations Limited
Signer Name	[**]
Signature	[**]
Signature Date (YYYY-MM-DD)	2022-10-28
Company Name	Microsoft Ireland Operations Limited
Address 1	One Microsoft Place
Address 2	South County Industrial Park
City	Dublin 18
State	Dublin
Country	Ireland
Postal Code	D18 P521

Microsoft Sales Affiliate

Company Name	Microsoft Schweiz GmbH
Signer First Name	[**]
Signer Last Name	[**]
Signature
Signature Date (YYYY-MM-DD)	Oct 28, 2022
Company Name	Microsoft Schweiz GmbH
Address 1	The Circle 02
Address 2	Flughafen
City	Zurich
State
Country	Switzerland
Postal Code	CH 8058

Certain confidential information contained in this document, marked by [**], has been omitted because SOPHiA GENETICS SA has determined that the information (i) is not material and (ii) is the type that SOPHiA customarily and actually treats as private or confidential.